Exhibit 99.1

For Release: April 22, 2005; 2 p.m. EDT

Learning Care Group Franchise Convention Celebrates Success, Growth Opportunities

Tutor Time franchise revenue continues improvement;

58 schools top $1M revenue

Kiawah Island, S.C. – As part of its annual franchise convention, which was held earlier this week on Kiawah Island, S.C., Learning Care Group, Inc. (NASDAQ: LCGI) celebrated continued growth in its franchise-owned centers during the past calendar year. Franchise-owned comparable center revenues, which include centers open more than 18 months, increased 7.3% during the 2004 calendar year.

“We are extremely happy with the continued improvement seen in our Tutor Time franchise operations”, said Chief Executive Officer Bill Davis. “Throughout our corporate turnaround, we put considerable resources behind our franchise operations—we recognized that a strong Tutor Time brand would lead to a tremendous growth opportunity. We now are seeing the benefits and are able to solidify future expansion plans.”

Franchisees from across the United States, Europe and Asia Pacific participated in the 4-day conference. As part of the events at Kiawah Island, attendees celebrated the success of the Tutor Time franchise system by recognizing centers which achieved revenue at or above $1 million in the past calendar year. Included in this group are 42 centers with revenue between $1 million and $1.49 million; 15 centers between $1.5 million and $1.99 million. For the first time, one school recorded revenue above $2 million.

Currently, a United States-based Tutor Time franchise school generates average revenue in excess of $1 million.

“Consumers have recognized our commitment, as evidenced by our increase in average revenue from U.S.-franchises, as well as our increase in marketshare. Our expansion plans will attempt to take advantage of this upward trajectory,” said Davis. “We have recruited an experienced staff that will strive to increase both our franchise and corporate locations and improve the support available to current franchisees. We are actively reaching out to numerous new potential franchise owners. Over the next couple years, we see great things happening.”

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About Tutor Time and Learning Care Group, Inc.
Tutor Time is a wholly-owned subsidiary of Learning Care Group, Inc, and is composed of 131 franchise locations and 69 corporate centers. Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation’s premier child care providers, the Company has grown into a network of 462 centers, including operations in 26 states and internationally. For more information on Tutor Time or Learning Care Group please call 248-697-9000 or visit www.tutortime.com or www.learningcaregroup.com.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forwardlooking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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Contact(s):
Frank M. Jerneycic
Learning Care Group- Financial
Phone: 248-697-9118
Email: fjerneycic@learningcaregroup.com

Sarah Comstock
Learning Care Group- Media Relations
Phone: 248-697-9140
Email: scomstock@learningcaregroup.com